EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167506 and 333-174344 on Form S-8, Registration Statement No. 333-214488 on Form S-4, and Registration Statement No. 333-215401 on Form S-3 of our reports dated February 21, 2017, relating to the consolidated financial statements of CBOE Holdings, Inc, and the effectiveness of CBOE Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBOE Holdings, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 21, 2017